EXHIBIT 99.1

CITIZENS HOLDING COMPANY EARNINGS UP 2.3%

PHILADELPHIA, Miss.—(BUSINESS WIRE)—July 31, 2006—Citizens Holding Company (Amex:CIZ) announced today results of operations for the three and six months ended June 30, 2006.

Net income for the three months ended June 30, 2006 increased to $2.111 million, or $.42 per share-basic and diluted, from $2.026 million, or $.40 per share-basic and diluted for the same quarter in 2005. Net interest income for the second quarter of 2006, after the provision for loan losses for the quarter, was approximately 9.0% higher than the same period in 2005, in part due to the negative provision for loan losses brought about by the improving loan quality and favorable loss experience. The provision for possible loan losses for the three months ended June 30, 2006 was a negative provision of $63 thousand compared to the positive provision of $343 thousand for the same period in 2005. The net interest margin decreased to 4.58% in the second quarter of 2006 from 4.64% in the same period in 2005 primarily because of the recent rise in interest rates paid on interest bearing liabilities. Non-interest income increased in the second quarter of 2006 by approximately $87 thousand while non-interest expenses increased $324 thousand compared to the same period in 2005.

Net income for the six months ended June 30, 2006 increased 2.3% to $4.036 million, or $.81 per share-basic and $.79 per share-diluted, from the $3.946 million, $.79 per share basic and $.78 per share diluted for the first six months of 2005. Net interest income for the six month period ended June 30, 2006, after the provision for loan losses, increased 5.0% to $11.766 million from $10.206 million in the same period in 2005 although the net interest margin decreased to 4.52% in 2006 from 4.73% in 2005. The provision for possible loan losses for the six months ended June 30, 2006 was a negative provision of $192 thousand compared to the positive provision of $506 thousand for the same period in 2005. This negative provision was the result of improved loan quality, favorable loss experience and a decrease in loans outstanding. Non-interest income increased $166 thousand and non-interest expense increased $411 thousand in the six month period ended June 30, 2006 when compared to the same period in 2005.

Total assets as of June 30, 2006 increased $872 thousand, or .1%, when compared to December 31, 2005. Deposits decreased $509 thousand, or .1%. Loans, net of unearned income during this period decreased $6.355 million, or 1.7%, due to several large loans at December 31, 2005 for supplies for the Hurricane Katrina disaster area. Those contracts have been completed and the loans repaid. Non performing assets decreased $4.625 million at June 30, 2006 compared to June 30, 2005 because of a decrease in loans that were 90 days or more past due.

During the first two quarters of 2006, the Company paid dividends totaling $0.34 per share. This represents an increase of 6.3% over the same period in 2005.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi.

The Bank currently has nineteen banking locations in eight counties in East Central Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the American Stock Exchange and is traded under the symbol CIZ. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operate; (b) changes in the legislative and regulatory environment that negatively impact the Company and bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
Interest income and fees	$9,162	$8,072	$17,822	$16,088
Interest expense	3,283	2,278	6,248	4,376

Net interest income	5,879	5,794	11,574	11,712

Provision for loan losses	(63)	343	(192)	506

Net interest income after provision for loan losses	5,942	5,451	11,766	11,206

Non-interest income	1,664	1,577	3,064	2,898
Non-interest expense	4,724	4,400	9,367	8,956

Net income before taxes	2,882	2,628	5,463	5,148
Income taxes	771	602	1,427	1,202

Net income	$2,111	$2,026	$4,036	$3,946

Earnings per share - basic	$0.42	$0.40	$0.81	$0.79

Earnings per share - diluted	$0.42	$0.40	$0.79	$0.78

Average shares outstanding-basic	5,014,460	5,006,981	5,012,762	5,003,784

Average shares outstanding-diluted	5,083,598	5,064,874	5,083,860	5,060,484

	As of June 30, 2006	As of December 31, 2005
Balance Sheet Data:
Total assets	$608,581	$607,709
Total earning assets	528,820	535,321
Loans, net of unearned income	373,171	379,526
Allowance for loan losses	4,245	4,562
Total deposits	473,303	473,812
Long-term borrowings	59,494	60,049
Shareholders’ equity	64,658	63,774
Book value per share	$12.88	$12.73
Dividends paid per share (a)	$0.34	$0.65

Average Balance Sheet Data:
Total assets	$607,927	$591,872
Total earning assets	540,617	528,562
Loans, net of unearned income	375,105	371,925
Total deposits	474,134	464,629
Long-term borrowings	59,805	54,823
Shareholders’ equity	65,263	63,068

Non-performing assets:
Non-accrual loans	3,829	4,347
Loans 90+ days past due	1,054	911
Other real estate owned	2,771	2,975

Net charge-offs as a percentage average net loans (a)	0.03%	0.33%

Performance Ratios:
Return on average assets (a)	1.33%	1.35%
Return on average equity (a)	12.37%	12.63%

Net interest margin (tax equivalent) (a)	4.52%	4.61%

(a)	For the six months ended June 30, 2006 and for the year ended December 31, 2005, as applicable.

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

Rsmith@netdoor.com